Exhibit 10.1

EXECUTION COPY

IMPLEMENTATION AGREEMENT

This agreement is made as of September 3 , 2009

AMONG:	ABITIBI-CONSOLIDATED INC. (Hereinafter referred to as "ACI");
AND:	ABITIBI-CONSOLIDATED COMPANY OF CANADA (Hereinafter referred to as "ACCC");
AND:	ALCOA CANADA LTÉE (Hereinafter referred to as "Alcoa Canada");
AND:	ALCOA LTD. (Hereinafter referred to as "Alcoa Ltd." and collectively with Alcoa Canada and Newco, as defined in Section 3.6 hereof, "Alcoa");
AND:	MANICOUAGAN POWER COMPANY (Hereinafter referred to as "MPCo").
(ACI, ACCC, Alcoa and MPCo being hereinafter referred to as the "parties")
AND TO WHICH INTERVENES:	HQ ÉNERGIE INC., a wholly-owned direct subsidiary of HYDRO-QUÉBEC (Hereinafter referred to as "HQ Énergie")

WHEREAS the common intent and objective of ACI, ACCC, Alcoa and HQ Énergie is to implement certain transactions in respect of MPCo and the business currently owned and operated by MPCo (the "Business"), the whole, substantially as described in the Step Plan attached hereto as Exhibit A (the "Proposed Transactions");

WHEREAS pursuant to the Proposed Transactions, ACCC will, directly or indirectly, acquire Alcoa's 40% interest in MPCo, MPCo will be wound up into ACCC, and ACCC will cause all of the assets of MPCo and the obligations and liabilities related to the Business other than Excluded Liabilities (as defined in the Intervention of HQ Énergie hereto) to be transferred to a newly-formed Québec limited partnership (the "Partnership");

WHEREAS it is also contemplated that, in connection with the Proposed Transactions, HQ Énergie shall purchase a 60% interest in the Partnership and in the general partner of the Partnership ("GP") (the "HQ Acquisition") from ACCC and Alcoa shall, directly or indirectly, become the holder of the remaining 40% interest in the Partnership and in GP in replacement of its interest in MPCo (the "Alcoa Acquisition");

WHEREAS the parties acknowledge and agree that they wish and intend to cause the implementation of the Proposed Transactions; and

WHEREAS the parties shall work together in good faith with their respective legal and financial advisors retained for such purpose, with the objective of implementing the Proposed Transactions, including the transfer of the Business to the Partnership, the HQ Acquisition and the Alcoa Acquisition, and to comply with the terms and conditions of this Agreement, it being understood that Alcoa will work toward the objective of implementing the Proposed Transactions based on their understanding of there being no tax or other cost, or liability consequences, to MPCo, the Partnership or Alcoa (or any of their respective Affiliates) related to such implementation, other than such which is fully indemnified or reimbursed pursuant to Article 2.

NOW, THEREFORE , in consideration of the foregoing, the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE  1
SCOPE OF AGREEMENT

1.1                Implementation of the Proposed Transactions.

                    Each of the parties declares and acknowledges to the other parties and to HQ Énergie that the terms of the Proposed Transactions, including the transfer of the Business to the Partnership, the Alcoa Acquisition and the HQ Acquisition, and HQ Énergie declares and acknowledges to each of the parties that the terms of the HQ Acquisition, shall be based on normal and reasonable commercial terms to be set forth in definitive agreements to be negotiated and entered into by and among the parties and HQ Énergie in connection therewith. For clarity purposes, Alcoa further declares and acknowledges to ACCC and HQ Énergie that Alcoa waives any right of first refusal on transfers of MPCo shares owned by ACCC in connection with the Proposed Transactions (including the HQ Acquisition), whether under the shareholders' agreement made as of December 20, 1996 between ACCC and Alcoa or otherwise, provided that the Proposed Transactions are completed on or prior to December 31, 2009.

1.2               Reasonable Commercial Efforts.

                    Each of the parties agrees to use its reasonable commercial efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the implementation of the Proposed Transactions (with such changes as may be agreed to by the parties) that involve such party, including: (a) the satisfaction of any conditions precedent within its control to the obligations of any party to any agreement which are necessary to implement the Proposed Transactions; (b) the obtaining of applicable consents, waivers or approvals of any third parties, judicial bodies and governmental authorities, provided same are on reasonable terms; and (c) the execution and delivery of such agreements and instruments, and the taking of such other actions as the other parties may reasonably require in order to carry out the intent of this Agreement.

1.3                Conditions for the Benefit of Alcoa.

                    Notwithstanding the foregoing, the obligations of Alcoa to proceed with the Proposed Transactions are subject to the following conditions, each of which must be satisfied in the reasonable judgment of Alcoa or waived in writing by them:

(a)	No action or proceeding shall be pending or threatened by any person in any jurisdiction, to enjoin, restrict, annul or prohibit any of the Proposed Transactions;

(b)	Alcoa shall have reasonably determined that none of them, or any of their Affiliates, or any of their respective officers and directors, shall suffer or incur any negative tax consequences as a result of the Proposed Transactions, unless the amount of such taxes is fully reimbursed to them prior to or concurrently with the implementation of the Proposed Transactions in accordance with, and subject to, Section 2.4;

(c)	ACI, ACCC and a new wholly-owned Unlimited Liability Company to be incorporated by ACCC ("ULC") shall have complied with their respective undertakings under Sections 2.1, 2.2, 2.4 and 2.5;

(d)	If the condition in Section 1.4(b) is waived by ACCC, Alcoa Inc. shall have received (i) a favourable opinion of Ernst & Young (US), in form and substance satisfactory, to the effect that the Proposed Transactions constitute a tax-free reorganization for US tax purposes and (ii) copy of an opinion from Deloitte & Touche addressed to ACCC, in form and substance satisfactory to Alcoa and ACCC, confirming their agreement with the Ernst & Young opinion;

(e)	Unless the Internal Revenue Service issues a written ruling as part of the Private Letter Ruling referred to in Section 1.4(b) on the US tax matter referred to in this Section 1.3(e), in which case such opinion shall govern the tax consequences of said US tax matter, Alcoa Inc. shall have received (i) a favourable opinion of Ernst & Young (US), in form and substance satisfactory, to the effect that the Proposed Transactions will not require any Alcoa Indemnified Person (as defined in Section 2.3.1) to include in its income an amount as a deemed dividend under Section 367(b) and Treas. Reg. Sec. 1.367(b)-4, and (ii) copy of an opinion from Deloitte & Touche addressed to ACCC, in form and substance satisfactory to Alcoa and ACCC, confirming their agreement with the Ernst & Young (US) opinion . Provided that if no such favourable opinions can be obtained, and ACCC waives the condition in Section 1.4(d), Section 2.4.1 shall apply and Alcoa shall be deemed to have waived the condition in this Section 1.3(e);

(f)	The court overseeing the restructuring (the "Restructuring") of ACCC and its Affiliates which are petitioners (collectively, the "Petitioners") in the current proceedings pursuant to the Companies' Creditors Arrangement Act (Canada) (the "CCAA") shall have issued an order on terms and conditions acceptable to Alcoa, acting reasonably, providing for a provisional order notwithstanding appeal approving the Proposed Transactions to which the Petitioners are parties and the Motion seeking such order shall have been duly served upon all parties on the Petitioners' Service List and all of Petitioners' secured creditors; and

(g)	Alcoa shall have received copies of valuations prepared by Deloitte & Touche of (i) the V-Day value of the MPCo shares owned by Alcoa, (ii) the fair market value of such shares at time of closing, and (iii) the fair market value of the 40% partnership interest to be acquired by Alcoa under the Proposed Transactions. Alcoa shall have received a copy of the computation of the safe income attributable to the MPCo shares owned by Alcoa.

                     It is understood and agreed that the directors of MPCo nominated by Alcoa shall resign immediately prior to the Proposed Transactions.

1.4                Conditions for the Benefit of ACCC

                    Notwithstanding the foregoing, the obligations of ACCC and ACI to proceed with the Proposed Transactions are subject to the following conditions, each of which must be satisfied in the reasonable judgment of ACCC and ACI or waived in writing by each of them:

(a)	The payment to be made by ACI or ACCC pursuant to Section 2.4.1 shall not exceed $60 million;

(b)	ACCC shall have received a Private Letter Ruling from the Internal Revenue Service to the effect that the Proposed Transactions constitute a tax-free reorganization for Alcoa Inc., ACCC and their Affiliates for US tax purposes, in form and substance satisfactory to ACCC acting reasonably;

(c)	If the condition in Section 1.4(b) is waived by ACCC, the opinion referred to in Section 1.3(d) (ii) shall have been received by ACCC;

(d)	Unless such opinion is no longer required as per Section 1.3(e)(ii), ACCC shall have received the opinion referred to in Section 1.3(e) (ii); and

(e)	The approval of the transactions contemplated hereunder by the Board of Directors of AbitibiBowater Inc.

1.5               Intercompany Payables.

                    The intercompany payables between (i) ACCC and Alcoa, (ii) ACCC and MPCo, (iii) MPCo and HQ, and (iv) ACCC and HQ shall be settled at closing of the Proposed Transactions as set forth in Exhibit B attached hereto or as may otherwise be agreed between the parties and HQ, it being understood that the amounts set forth in Exhibit B are estimated as at September 30, 2009 and will be updated at closing with the agreement of the parties hereto and HQ.

1.6               Timing.

                    Each of the parties agrees to use its reasonable commercial efforts to finalise all of the legal documentation required to implement the Proposed Transactions by September 30, 2009 and to close the Proposed Transactions by October 15, 2009 . If the Proposed Transactions have not closed by December 31, 2009, any party hereto may terminate any of its obligations to complete the Proposed Transactions.

ARTICLE 2
COSTS AND INDEMNIFICATION

2.1               Transaction Costs.

                ACCC shall pay all reasonable costs relating to the formation and qualification of the Partnership and the transfer of assets, obligations and liabilities of the Business to the Partnership. Such costs shall include, but not be limited to, reasonable fees and expenses of counsel and other advisors to MPCo and the Partnership (and GP); transfer tax and non-recoverable GST/QST incurred or assessed on MPCo and the Partnership (and GP) for such activities; all costs to transfer permits, contracts or authorizations of MPCo to the Partnership and/or GP or to issue, sign or obtain permits, contracts or authorizations in replacement of existing ones or which become required under applicable laws as a result of the transfer of the Business to the Partnership; and all costs of any compliance obligations arising as a result of the transfer of the Business to the Partnership or as a condition of the transfer of the Business to the Partnership, including without limitation such costs associated with (i) investigations (including as to the existence of acquired rights) as to any requirement for permits, contracts or authorizations and applications for the issuance of permits or authorizations, (ii) studies, surveys, contracts, servitudes, filings, inquiries, reports required to effect the transfer of or as a condition of transfer or new permits, contracts or authorizations or to determine if a permit, contract or authorization is required, and (iii) measures or works (including characterization, rehabilitation or monitoring work) to be implemented as a condition of, or  pursuant to, transfer or new permits, contracts or authorizations. For greater certainty, such costs shall not include any costs attributable to the condition of the assets existing prior to the transfer of the Business to the Partnership, where such condition is not in compliance with Environmental Laws while not benefitting from acquired rights, and any costs required to correct any existing defect in title to the immovable property.  Such excluded costs will be paid by the Partnership. "Environmental Laws" shall mean applicable laws and regulations pertaining to the environment and its protection and ground water criteria in the Politique de protection des sols et de réhabilitation des terrains contaminés (Quebec).

2.2               Reimbursement of Professional Fees Incurred by Alcoa .

2.2.1	ACCC shall pay the professional fees and disbursements (including attorneys' fees and actuaries' fees and extra-judicial fees and expenses) incurred by Alcoa (or any fees of their Affiliates) in connection with the Proposed Transactions (even if the Proposed Transactions are not consummated), including fees for assessing liability exposure and fees for tax structuring and for determining, validating and implementing permitting requirements (including those described in Section 2.1). Such reimbursement is subject to the following conditions:

		(a)	Reasonable fees and disbursements shall be reimbursed only to the extent that they are incurred in connection with the Proposed Transactions, provided however that ACCC shall not reimburse Alcoa (or any of their Affiliates) for fees and disbursements incurred in connection with the agreements which shall be entered into between HQ Énergie and Alcoa in connection with the HQ Acquisition, including the limited partnership agreement of the Partnership and any shareholders agreement among the shareholders of GP;

		(b)	Fees and disbursements shall be reimbursed up to a maximum amount of $2 million (the "Cap"), exclusive of GST and QST, provided that if Alcoa expects such fees and disbursements to exceed the Cap, Alcoa shall advise ACCC which shall use its commercial reasonable efforts to obtain the required approvals from the Monitor and, if applicable, the Court overseeing the Restructuring, to pay such additional fees and disbursements. The Cap is premised on the Proposed Transactions closing on or before December 31, 2009; if the Proposed Transactions do not close by December 31, 2009 or if there is a material change in the scope of the Proposed Transactions, then Alcoa may reasonably reassess the appropriateness of the Cap and require a reasonable increase thereof as a condition to proceeding with the Proposed Transactions; and

		(c)	Copies of invoices are provided on a monthly basis to ACCC (provided that Alcoa may redact from such invoices entries that they reasonably consider to be subject to attorney-client privilege).

	2.2.2	Fees and disbursements that meet the above conditions shall be paid by ACCC in full within 15 days of the presentation of the invoices therefor. Alcoa may present the first such invoices at any time and from time to time after signature of this Agreement.

2.3	Indemnification.

	2.3.1	Without limitation to rights available at law, effective at the closing of the Proposed Transactions, ACCC and ACI hereby solidarily (ACCC and ACI hereby waiving the benefit of division and discussion) agree to indemnify and save Alcoa Canada, Alcoa Ltd., their Affiliates (including Alcoa Inc. and Newco) and their current and former officers and directors (the "Alcoa Indemnified Persons"), and the Partnership, GP, its current and former officers and directors, and the current and former officers and directors of MPCo (the "MPCo Indemnified Persons"), harmless from and against any damages, expenses, costs, losses, interest and penalties suffered by, imposed upon or asserted against any of the Alcoa Indemnified Persons or the MPCo Indemnified Persons as a result of, in respect of, connected with, or arising out of, under or pursuant to any of:

(a)	any liability of MPCo, the Partnership, GP and their current officers and directors, whether actual or contingent, for any pension funding obligation or pension deficit related to any pension plan sponsored by ACCC or any of its Affiliates, including without limitation the Régime de retraite à prestations déterminées des employés non syndiqués d'Abitibi-Consolidated Inc. and the Régime complimentaire de retraite des employés non syndiqués de Donohue Inc. or any predecessor pension plan thereto (such two named plans and any predecessor to such two plans are referred to herein as the "Plans"), other than any funding obligation which directly relates to persons that are or were directly employed by MPCo in respect of the pensionable service of such employees and former employees accrued while directly employed by MPCo prior to the date of the closing of the Proposed Transactions (the "Contingent Pension Liabilities") . For greater certainty, the definitive agreements to be entered into to effect the Proposed Transactions may include provisions for the transfer of assets and liabilities in respect of the employees and former employees of MPCo from the ACCC Plan to a successor pension plan and any additional funding to reduce or eliminate a deficit in connection with such a transfer shall be borne proportionately by ACCC and Alcoa in proportion to their respective interests in MPCo as at the date hereof in a manner to be agreed by ACCC and Alcoa, acting reasonably;

(b)	any claim by any person attacking the validity of all or part of the Proposed Transactions including under the Companies Act (Quebec) and under insolvency legislation (or insolvency or creditors' rights related provisions within any other laws), including the CCAA, the Bankruptcy and Insolvency Act, the Canada Business Corporations Act and the Civil Code of Québec;

(c)	the Proposed Transactions, other than as a direct result of such indemnified person's gross or willful misconduct and then only to the extent thereof;

(d)	with respect to Alcoa Indemnified Persons only (but for greater certainty, including the proportion attributable to Alcoa by reason of its 40% ownership interest in MPCo and the Partnership arising from claims against MPCo or MPCo Indemnified Persons), any claims, claims for losses (including loss of profit), liabilities, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) that any Alcoa Indemnified Person may incur or suffer in connection with (i) the failure of the Partnership to obtain, whether by issuance or transfer, any required permit, contract or authorization or (ii) the loss or revocation of any acquired rights, any permit, contract or authorization held by MPCo or its ceasing to be in good standing; in each case as a result of the transfer of the Business to the Partnership or as a result of the Proposed Transactions; and

(e) all Canadian or US federal, provincial, state or local income tax, capital tax, transfer tax, land transfer taxes and non-recoverable sales taxes (including non-recoverable Goods and Services Taxes and non-recoverable Quebec Sales Taxes) to any Alcoa Indemnified Person, GP or the Partnership as a direct result of the Proposed Transactions (the "Taxes") (as computed based on the principles set out in Section 2.4.1(e)). Any amount payable pursuant to this Section 2.3.1(e) shall be grossed up to include tax, if any, payable by the indemnified person as a result of such indemnification payment such that the net after-tax amount received by such indemnified person is equal to the full amount of the Taxes. T he amount payable under this Section 2.3.1(e) shall be further computed based on the principles set out in Section 2.4.1(b) unless the payment to be made under this Section 2.3.1(e) is as a result of an assessment disallowing the deduction provided by the election referred to in Section 2.4.1(b). An amount shall be payable under this Section 2.3.1(e) only if it arises from an assessment duly issued by a tax authority that is not subject to objection or appeal or a decision of a competent tribunal that is not subject to appeal. Alcoa shall give written notice to ACCC promptly (and, in any event, within 20 business days) after receipt by an Alcoa Indemnified Person of any proposed tax assessment or tax adjustment, from any tax authority in respect of a tax liability which may give rise to a claim under this Section 2.3.1(e) (a "Tax Assessment"). Such notice must set out the information with respect to, and include a copy of, the Tax Assessment that is then available to the Alcoa Indemnified Person. ACCC or ACI shall have the right to undertake and control any proceedings, objection or other defence (a "Tax Proceeding") of any Tax Assessment and, in such case, ACCC or ACI shall pursue any such Tax Proceedings in a timely manner and in good faith. Alcoa shall provide ACCC with such information with respect to the tax liability as may become available to the relevant Alcoa Indemnified Person and Alcoa shall cooperate with ACCC or ACI, as the case may be, in the conduct of all Tax Proceedings relating to any Tax Assessment and related inquiries or investigations. If an amount is payable under applicable tax legislation as a result of a Tax Assessment notwithstanding the contestation of such Tax Assessment, ACCC or ACI shall remit the amount so payable to the relevant Alcoa Indemnified Person for remittance to the taxation authorities. Following the final result of any Tax Proceeding, any refund of Taxes, including an amount covered by the previous sentence, received by an Alcoa Indemnified Person shall be refunded to ACCC or ACI, as the case may be, within 30 days of receipt together with any interest received thereon.

	2.3.2	At closing of the Proposed Transactions, ULC shall solidarily guarantee ACCC's and ACI's obligations under this Section 2.3 to the beneficiaries of such obligations, and waive the benefit of division and discussion.

2.4	Payment on Account of Tax at Closing.

	2.4.1	At closing of the Proposed Transactions, ACCC or ACI shall pay through an irrevocable direction of payment to HQ Énergie to make said payment from the proceeds otherwise payable to ACCC pursuant to the HQ Acquisition to the appropriate Alcoa Indemnified Person an amount equal to the Taxes calculated on the basis described below . Any amount payable pursuant to this Section 2.4.1 shall be grossed up to include tax payable, if any, by the appropriate Alcoa Indemnified Person as a result of such indemnification payment such that the net after-tax amount received by the appropriate Alcoa Indemnified Person is equal to the full amount of the Taxes. Such Taxes shall be computed based on, among other things,

(a)	(i) the Private Letter Ruling referred to in Section 1.4(b), or if no such ruling is obtained, the opinions as to US tax matters referred to in Section 1.3(d), and (ii) the opinions as to US tax matters referred to in Section 1.3(e), it being understood that, if the Internal Revenue Service issues a negative ruling as part of the Private Letter Ruling referred to in Section 1.4(b) on the US tax matter referred to in Section 1.3(e), or if the conditions in Section 1.4(d) are waived by ACCC because a favourable opinion cannot be obtained, the amount payable under this Section 2.4 shall include the tax payable by the appropriate Alcoa Indemnified Person on the deemed dividend referred to in Section 1.3(e);

(b)	the filing of an election under Subsection 12(2.2) ITA (and any provincial equivalent), if relevant, to reduce the aggregate amount payable under this Section 2.4.1;

(c)	the computation by Deloitte & Touche of the safe income attributable to the MPCo shares owned by Alcoa;

(d)	the valuations performed by Deloitte & Touche of the (i) V-Day value of the MPCo shares owned by Alcoa, (ii) the fair market value of such shares at the time of closing, and (ii) the fair market value of the 40% partnership interest to be acquired by Alcoa under the Proposed Transactions;

(e)	if the amount of Taxes resulting from the Proposed Transactions is reduced as a consequence of the utilisation by Alcoa Canada, Alcoa Ltd., their Affiliates (including Alcoa Inc.) of tax attributes, including capital cost allowance, capital losses and non-capital losses then, subject to the following, the amount payable under Sections 2.4.1 and 2.3.1(e) shall be determined as if no tax attributes were so utilized. Notwithstanding the foregoing, if the Proposed Transactions are otherwise neutral or positive for Alcoa Ltd. with respect to the computation of its deferred taxes under US GAAP (i.e. they will increase/not reduce Alcoa Ltd.'s deferred tax asset position or they will reduce/ not increase Alcoa Ltd.'s deferred tax liability position) then Alcoa Ltd. shall utilize its net capital losses available at the end of its 2008 taxation year to reduce the amount of Taxes otherwise payable as a result of the Proposed Transactions and the amount payable under Sections 2.4.1 and 2.3.1(e) shall be computed after taking into account the use of such net capital losses of Alcoa Ltd. (subject to any successful adjustment of such available losses by the tax authorities) and without any compensation payable to any Alcoa Indemnified Person for the use of such capital losses, provided however that the amounts payable under Sections 2.4.1 and 2.3.1(e) may only be reduced by an amount not to exceed the amount attributable to such losses (subject to any successful adjustment of such available losses by the tax authorities) and included in the current deferred tax asset or liability position of Alcoa Ltd. and which is replaced in the deferred tax asset or liability position of Alcoa Ltd. by an increase of (i) tax depreciation indirectly available to Alcoa Ltd. with respect to the assets transferred to the Partnership as a result of the Proposed Transactions or (ii) tax basis in the Partnership interest to be held by Alcoa.

2.4.2

		(a)	If any of the items in Sections 2.4.1(c) and 2.4.1(d) above result in uncertainty as to the amount of Taxes payable under Section 2.4.1, then such Taxes shall be computed based on a reasonable tax treatment of such items as determined by ACCC and agreed to by Alcoa.

		(b)	The parties agree to file all relevant tax returns based on the amount of Taxes determined under Section 2.4.1 and the items in Sections 2.4.1(a) to 2.4.1(d) including the treatment of the items in Sections 2.4.1(c) and 2.4.1(d) as agreed to by the parties under Section 2.4.2(a) and based on the valuation of MPCo's assets to be transferred as part of the Proposed Transactions. Copies of such valuation shall be given to Alcoa as soon as practically possible.

	2.4.3	The payment on account of taxes to be made pursuant to this Section 2.4 shall be without limitation to the indemnification obligation at Section 2.3.1(e).

2.5	Asset Retention Undertaking.

	2.5.1	At closing of the Proposed Transactions, ACI and ACCC shall ensure in favour of the Alcoa Indemnified Persons and the MPCo Indemnified Persons that ULC shall retain and continue to hold and invest net assets in the form of Permitted Investments (as defined in Section 2.5.3) having a value at least equal to:

		(a)	$202.3 million; and

		(b)	an amount to secure the payment and indemnification obligations under Sections 2.1, 2.2, 2.3.1(b), 2.3.1(c), 2.3.1(d) and 2.3.1(e) determined as follows: (i) $5 million, plus (ii) $75 million, plus (iii) if neither of a favourable written ruling from the Internal Revenue Services referred to in Section 1.3(e) nor the opinions referred to in Sections 1.3(e) (i) and (ii) are received by closing of the Proposed Transactions, an additional amount of $1 million.

	2.5.2	The retention and holding of such assets shall be to secure the payment and indemnification obligations of ACI, ACCC and ULC under this Agreement and under the definitive agreements implementing the Proposed Transactions. ULC shall grant a first ranking hypothec and general security agreement in favour of Alcoa for the benefit of the Alcoa Indemnified Persons and the MPCo Indemnified Persons on the assets retained under Section 2.5.1 to guarantee the performance of such obligations, provided that in no event shall assets retained pursuant to Section 2.5.1(a) be applied, in the event of a realization of such security, other than to satisfy the Contingent Pension Liabilities, in whole or in part, or to reimburse the

Alcoa Indemnified Persons or the MPCo Indemnified Persons for any payment of the same.

	2.5.3	"Permitted Investments" shall mean any of the following: (i) "DIP" loans made by ULC to ACI or ACCC on terms and conditions (including security ranking) reasonably satisfactory to Alcoa ("ULC DIP Loans") (provided that security ranking immediately after the Cdn. $140 million "ACI DIP charge" as set forth in paragraph 89 of the Court Order dated May 6, 2009 (the "May 6 Order"), secured by the same assets as the "ACI DIP Charge" and with the same guarantors and obligors then securing the "ACI DIP Charge", shall be deemed to be satisfactory to Alcoa if the ULC DIP Loans are approved by an order of the Court and such order contains provisions that protect the priority of the ULC DIP Loans substantially similar to paragraphs 61.9 and 93 of the May 6 Order), (ii) cash or cash equivalents, or (iii) such other assets as may be agreed to by ACCC and Alcoa, acting reasonably.

	2.5.4	ACI and ACCC undertake not to cause the distribution of any assets from ULC or the continuation in another jurisdiction, winding-up, dissolution, amalgamation or other combination of ULC with any other person for so long as ULC holds assets pursuant hereto, provided that ULC shall have the right to make distributions if such distributions would not cause the value of the Permitted Investments retained by ULC to be less than the amounts set forth in Sections 2.5.1(a) and 2.5.1(b), taking into account the release of such amounts pursuant to this Agreement.

2.6	Duration of Asset Retention Undertakings.

	2.6.1	The undertakings in Section 2.5.1(a) to retain net assets shall terminate as follows, unless agreed otherwise in writing between ACI, ACCC and Alcoa, acting reasonably:

(a) coincident with the "successful completion of the Restructuring", an amount equal to the value on the date of such release of the net assets so retained pursuant to Section 2.5.1(a), less the amounts, if any, determined pursuant to Sections 2.6.1(b) (current service) and 2.6.1(c) (special payments) shall be released by ULC, and following the "successful completion of the Restructuring" amounts equal to the amounts paid in accordance with Section 2.6.1(d) and 2.6.1(e), if any, upon each such payment being made shall be released by ULC until the net assets so retained pursuant to Section 2.5.1(a) have all been released; and

(b) the amount, if any, in respect of current service contributions due to the Plans by ACCC and Affiliates (other than ULC), shall be equal to the excess, if any, of (i) the current service contributions due under the Plans in respect of pensionable employment by participants therein up to the end of the month in which the Proposed Transactions close, over (ii) the current service contributions actually remitted to the Plans in respect of pensionable employment by participants therein up to the end of the month in which the Proposed Transactions close ; and

	(c)	the amount, if any, in respect of special payments due to the Plans by ACCC and its Affiliates (other than ULC), shall be equal to the excess, if any, of:

(i) the special payments due under the Plans up to the end of the month in which the Proposed Transactions close, over

(ii) such special payments actually remitted to the Plans,

provided that in the event that prior to, coincident with or following the "successful completion of the Restructuring", the obligation to make any such special payments is reduced or eliminated (and not imposed upon any Alcoa Indemnified Persons or MPCo Indemnified Persons), then the amount in Section 2.6.1(c)(i) shall be deemed to be reduced by an amount equal to such reduction of the obligation, or eliminated if such obligation is entirely eliminated; and

	(d)	upon a payment following the "successful completion of the Restructuring" by ACCC and its Affiliates (other than ULC) to the Plans of all or a portion of the current service contributions, if any, remaining due to the Plans in respect of pensionable employment by participants therein up to the date on which the Proposed Transactions close, an amount equal to each such payment shall be released by ULC; and

	(e)	upon a payment following the "successful completion of the Restructuring" by ACCC and its Affiliates (other than ULC) to the Plans of all or a portion of the special payments, if any, remaining due to the Plans up to the date on which the Proposed Transactions close, an amount equal to each such payment shall be released by ULC, provided, however, that if any claims against any of ULC, MPCo, Alcoa or the Partnership for Plan deficits have been made or threatened on or prior to the date of any such release, then an amount equal to the lesser of (i) the amounts retained on such date by ULC pursuant to Section 2.5.1(a) against which no other claims are pending and (ii) the amount of such claims or threatened claims shall continue to be retained by ULC until resolution of those claims or threatened claims.

2.6.2	For the purposes of this Section, the "successful completion of the Restructuring" means a plan of arrangement has been accepted by the requisite majority of the creditors of ACCC and its Affiliates under the CCAA and sanctioned by a court of competent jurisdiction and (ii) an order has entered in the Chapter 15 Cases recognizing or enforcing such CCAA plan in the Chapter 15 Cases, or the Chapter 15 Cases have otherwise been closed or terminated, in such case in a manner that no person has a further right of appeal, and which plan does not purport to compromise any person's obligations under this Agreement or the definitive agreements implementing the Proposed Transactions.

2.6.3	The undertaking in Section 2.5.1(a) shall terminate or be proportionately reduced or increased upon (a) a final non-appealable determination of the applicable regulatory authority, (b) the adoption of legislation, or (c) the final determination by a judgment of a court of competent jurisdiction (with all appeal rights to such judgment having expired) of the quantum, if any, of the liabilities for which ACCC, MPCo and ULC, as applicable, have agreed to indemnify the Alcoa Indemnified Persons and the MPCo Indemnified Persons pursuant to Section 2.3.1(a). Such amount shall not be reduced however below the amounts required to be kept pursuant to Sections 2.6.1(b) and 2.6.1(c).

2.6.4	Assets having a value equal to the amount set forth in:

(a) Section 2.5.1(b)(i) shall be released on the later of the fourth anniversary of the last of the Proposed Transactions (other than the dissolution of MPCo) to be effected and the date on which assets are released under Section 2.6.4(b);

(b) Sections 2.5.1(b)(ii) and (iii) shall be released 90 days after the expiration of the latest date on which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation could be issued under such tax legislation to Alcoa Inc. or Newco for the taxation year of Alcoa Inc. or Newco during which the Proposed Transactions (other than the dissolution of MPCo) occur, as such period may be extended by any consent or waiver given in respect thereof (the "Tax Assessment Periods"). After the implementation of the Proposed Transactions, the parties will determine if it is advisable to request that the Canada Revenue Agency perform a "real time audit" thereof. Provided that such a request would only be made if it results in an acceleration of the termination of the undertaking under Section 2.5.1(b)(ii) related to the indemnity provided for in Section 2.3.1(e);

provided, however, that if any claim against any of the Alcoa Indemnified Parties or the MPCo Indemnified Parties with respect to matters provided in Sections 2.1, 2.2, 2.3.1(b), 2.3.1(c), 2.3.1(d) and 2.3.1(e) have been made or threatened on or prior to the date of any such release, then an amount equal to the lesser of (i) the amounts retained at such time by ULC pursuant to Section 2.5.1(b) against which no other claims are pending, and (ii) the amount of such claims or threatened claims, shall be retained in the form of "Permitted Investments" by ULC until resolution of those claims or threatened claims.

2.6.5	No release of net assets or the security provided thereon under this Section 2.6 shall diminish or extinguish indemnification obligations of any party to this Agreement, all of which indemnification obligations shall survive for the longest periods permitted by law.

2.6.6	As long as ULC shall be subject to the asset retention undertaking in Section 2.5.1, ULC's sole activities shall be restricted to holding "Permitted Investments", as provided in this Agreement, and it shall have no other assets or liabilities other than as provided in this Agreement.

2.7	Reimbursement of Overpayment.

                  If at the latest of (i) the end of Tax Assessment Periods or (ii) the time a Tax Proceeding, if any such proceeding commences before the time referred to in (i), is finally determined and is not subject to appeal or revision, the relevant Alcoa Indemnified Person determines, acting in good faith, that the amount paid to such relevant Alcoa Indemnified Person pursuant to Section 2.4.1 is greater than the total amount of Taxes, interest and penalties paid by or ultimately assessed against such Alcoa Indemnified Persons as a result of the Proposed Transactions or that would have been paid or ultimately assessed against such Alcoa Indemnified Persons but for the use of tax attributes (other than net capital losses of Alcoa Ltd. available at the end of its 2008 taxation year) by it that were not credited pursuant to the first sentence of Section 2.4.1(e), then the relevant Alcoa Indemnified Person shall promptly reimburse ACI or ACCC, whichever makes the payment under Section 2.4.1 at closing (or any person designated by ACI or ACCC) the difference, less the amounts, if any, required to satisfy the tax gross up rights of Alcoa, the whole subject to the status of any outstanding claims among such parties at such time.

ARTICLE  3
MISCELLANEOUS

3.1                Confidentiality.

                    Each of the parties and HQ Énergie shall, and shall require its respective officers, directors, employees, agents, authorized representatives and Affiliates and their officers, directors, employees, agents and authorized representatives (the "Representatives") to, keep confidential all information obtained in connection with this Agreement and the Proposed Transactions contemplated hereby. Such obligation of confidentiality shall extend to all such information, whether exchanged orally or in written or electronic form, and whether or not designated at the time exchanged as confidential. Each of the parties shall be permitted to disclose confidential information to its Representatives who need to know such information for the purpose of implementing this Agreement, or the transactions contemplated in this Agreement, and shall notify such Representatives of the confidential nature of such information and shall be responsible for any unauthorized disclosure of such information by such Representatives. Information shall not be deemed to be confidential for the purpose of this Section 3.1 if it (i) was in the public domain prior to the date hereof, (ii) becomes publicly available after the date hereof other than as a result of the unauthorized disclosure thereof by the party wishing to disclose such information or one of its Representatives, or (iii) is required to be disclosed pursuant to applicable laws (including applicable securities laws and the rules of the Toronto Stock Exchange and the New York Stock Exchange) or pursuant to administrative or judicial process and all reasonable attempts to obtain a protective or other order from the applicable governmental authority prohibiting or limiting disclosure of all confidential information has been unsuccessful. The party which is subject to a request for disclosure under (iii) shall give prompt notice of such request to the other parties. In addition, information may be disclosed by a party upon the request of applicable taxation authorities in course of tax audits or pursuant to or in connection with the Restructuring, including pursuant to the CCAA or any order of the court overseeing the Restructuring.

3.2               Court Approval.

                    The parties hereto acknowledge that ACCC is under the protection of the CCAA and that the closing of the Proposed Transactions, including the execution of this Agreement, shall require the approval of the Monitor and the court overseeing the Restructuring.

3.3               Assignment; Binding Effect.

                    This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by each of the other parties. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. HQ Énergie may at any time assign all of its rights and obligations hereunder to an Affiliate of HQ Énergie.

3.4                Governing Law s and Election of Jurisdiction.

                    This Agreement as well as the agreements implementing the Proposed Transactions shall in all respects be governed by and construed in accordance with the laws in force in the Province of Québec and the laws of Canada applicable therein. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts in the judicial district of Montréal, Québec for the purpose of any dispute, controversy or claim arising out of or in connection with this Agreement and waive any and all objections to jurisdiction that they may have under the laws of such jurisdiction or any other jurisdiction.

3.5               Counterparts; Facsimile Signatures .

                    This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.

3.6               Transfer of MPCo Shares.

                    In the implementation of the Proposed Transactions, Alcoa Canada shall transfer its shares of MPCo to Alcoa Ltd. on a tax-free basis, such transfer to be followed by a transfer of such shares by Alcoa Ltd. to a newly created wholly-owned subsidiary of Alcoa Ltd. ("Newco") whose only activity for its 2009 taxation year will be to take part in the Proposed Transactions and that will be wound-up into Alcoa Ltd. as soon as possible after the implementation of the Proposed Transactions. In order to give effect to the undertaking of Alcoa Ltd. in Section 2.4.1(e), provided the condition in Section 2.4.1(e) is satisfied, the transfer of the MPCo shares to Newco shall be made in such a way that Alcoa Ltd. will trigger a gain on the disposition of the MPCo shares equal to the amount of its net capital losses referred to in Section 2.4.1(e).

3.7               Sole Liability.

                    The obligations of each of the parties under this Agreement are sole, and are not joint or solidary with the obligations of any other party to this Agreement unless expressly specified otherwise.

3.8               Without Prejudice.

                    The parties hereby recognize that this Agreement is made without prejudice to their rights, remedies and recourses in respect of all third party claims or claims against each other, and in no way constitutes an admission of liability or an elimination or diminution of liability on their part in respect thereto.

3.9               Affiliates.

                    For the purposes of this Agreement "Affiliates" has the meaning ascribed thereto in the Canada Business Corporations Act, but shall be interpreted to include entities that are not bodies corporate, including partnerships.

3.10           Stipulations in Favour of Third Persons.

                    Stipulations in favour of the following persons, and only those persons, who are not parties to this Agreement: HQ Énergie and its Affiliates, ULC, Affiliates of Alcoa (including Alcoa Inc.), Alcoa Indemnified Persons, Newco and MPCo Indemnified Persons, are hereby irrevocably acknowledged by the parties who made such stipulations to have been accepted by such other persons in accordance with Article 1446 of the Civil Code of Québec. Such stipulations shall be deemed to be accepted by the Partnership, GP and Newco immediately upon their respective formation and incorporation. However, nothing herein shall prevent the parties from amending this Agreement without the consent of the beneficiaries of such stipulations , provided, however, that any amendment to this Agreement that has or may have a direct or indirect impact on the HQ Acquisition shall be approved by HQ Énergie .

3.11           Defined Terms.

                   Capitalized terms used herein that are not otherwise defined herein have the meaning set forth in the Proposed Transactions, unless the context otherwise requires.

(Signature page follows)

IN WITNESS WHEREOF , the parties have caused this Agreement to be executed the day and year first above written.

ABITIBI-CONSOLIDATED INC.
By:	/a/ Allen Dea
Name: Allen Dea
Title: Vice President and Secretary

ABITIBI-CONSOLIDATED COMPANY OF CANADA
By:	/s/ Allen Dea
Name: Allen Dea
Title: Treasurer

ALCOA CANADA LTÉE
By:	/s/ Richard Lamarche
Name: Richard Lamarche
Title:

ALCOA LTD.
By:	/s/ Richard Lamarche
Name: Richard Lamarche
Title:

MANICOUAGAN POWER COMPANY
By:	/s/ Allen Dea
Name: Allen Dea
Title: Controller and Treasurer

By:	/s/ Richard Lamarche
Name: Richard Lamarche
Title:

 Implementation Agreement - Signature page

INTERVENTION

HQ Énergie intervenes to this Implementation Agreement to declare having taken cognizance of it and to agree to be bound by Sections 1.1 and 3.1 of this Agreement provided, however, that the obligations of HQ Énergie to proceed with the HQ Acquisition are subject to the following conditions, each of which must be satisfied in the reasonable judgment of HQ Énergie or waived in writing by HQ Énergie:

1.	The Proposed Transactions shall have been completed in a manner satisfactory to HQ Énergie, acting reasonably;

2.	Without limiting the generality of the f oregoing, the Partnership shall not, directly or indirectly, acquire or otherwise assume any liability in respect of the following (the "Excluded Liabilities"): (i) the Plans and any other liabilities unrelated to the Business; (ii) any liabilities of MPCo for taxes, assessments and reassessments together with any and all penalties, fines and interest relating thereto, and (iii) liabilities which in the reasonable opinion of HQ Énergie should not be transferred to the Partnership (provided that, for greater certainty, the inclusion of amounts in the Excluded Liabilities in this Intervention shall not imply agreement by Alcoa as to the share, responsibility or liability of Alcoa, directly or indirectly, for such Excluded Liabilities, except as may appear from the express provisions of the Implementation Agreement);

3.	All monies owing by ACCC and its Affiliates (including, for the avoidance of doubt, Abitibi Bowater Inc. and its Affiliates) to HQ Énergie or any of its Affiliates or to MPCo as at the closing of the HQ Acquisition, whether accrued prior to or following any order issued with respect to the Restructuring (as defined below), shall have been paid in full prior to or concurrently with such closing;

4.	All monies owing by MPCo to Hydro-Québec or any of its Affiliates shall have been paid in full prior to or concurrently with the closing of the HQ Acquisition;

5.	HQ Énergie shall have received a direction of payment from ACCC approving the payment contemplated in Section 2.4.1, in form and substance satisfactory to HQ Énergie, in its sole discretion, and which shall have been approved by the Monitor and the court overseeing the Restructuring;

6.	An order from the court overseeing the Restructuring shall have approved the Proposed Transactions under terms and conditions acceptable to HQ Énergie and the Motion seeking said order shall have been duly served upon all parties on Petitioners' Service List and all of Petitioners' secured creditors;

7.	HQ Énergie and its Affiliates (other than the Partnership in connection with the transfer of the Business to the Partnership) shall not assume any liability whatsoever in connection with any aspect of the Proposed Transactions, except as they may in writing specifically undertake and agree to assume in connection with the HQ Acquisition; and

8.	The parties, as applicable, and HQ Énergie shall have executed such definitive agreements customarily used for transactions of this nature, and satisfactory to each of the parties thereto, including representations and warranties, covenants, terms and conditions (which would include those set forth herein), and indemnifications for the benefit of HQ Énergie and its Affiliates which are customary for transactions of this nature;

provided each and all of the conditions mentioned above are satisfied in the reasonable judgment of HQ Énergie or waived in writing by HQ Énergie, HQ Énergie agrees that the holdback amount of $61.5 million (representing 10% of the agreed purchase price) agreed between Hydro-Québec and ACCC shall be reduced to $30.75 million (representing 5% of the agreed purchase price).

HQ ÉNERGIE INC.
By:	/s/ Richard Cacchione
Name: Richard Cacchione
Title:

EXHIBIT  A - PROPOSED TRANSACTIONS

(See document attached entitled "Project Uranium - simplified step plan" dated September 2, 2009)

PROPOSED STEPS FOR PAYMENT INTERCOS OF MPCo

Note: The amounts indicated in the following steps are based on management estimates of the amounts of the intercompany payables forecasted as at September 30, 2009. These steps will need to be updated to reflect the amounts which will be outstanding on the closing date. The amounts below do not constitute an agreement that these amounts are accurate.

Prior to closing, the following step will occur:

1.                     ACCC will reimburse MPCo the Electricity and Taxes amount invoiced up to such time such that the remaining outstanding balance on the ACCC Intercos shall be equal to the ACCC Electricity & Taxes amount. As such, MPCo's Line of Credit will decrease by approximately $173,000.

2.                     The ACCC Intercos and the ACCC Electricity & Taxes will be repaid by compensation.

At closing, the following steps will occur:

3.                     ACCC will transfer its rights under the ACCC Loan to ACI in consideration for the issuance by ACI of a promissory note to ACCC for an amount equal to the ACCC Loan or other form of consideration acceptable to ACCC.

4.                     Newco* will compensate ACCC for 40% of the accrued taxes of MPCo prior to closing date, such taxes to be computed including the amount of the capital tax and deducting the amount of capital cost allowance which would have accrued in 2009 up to the date of the closing of the Proposed Transactions but for the wind-up of MPCo before its year end (it being understood that 100% amount of such taxes after inclusion of the capital tax and deduction of the capital cost allowance is estimated at approximately $150,000 as at September 30, 2009). This amount will be applied in reduction or set off of the amount to be paid to Alcoa pursuant to Section 2.4.1 of the Implementation Agreement.

5.                     The Partnership will, in connection with the sale of the business of MPCo by ACCC to the Partnership [i.e. step 9 of the Deloitte step memo], assume the obligations under the Lac Ste-Anne Claim, the ACCC Loan and the amounts owed under the CIBC Line of Credit. In connection with such transfer, any remaining cash on hand of MPCo as well as all accrued receivables from Alcoa, including the Alcoa Intercos, will also be transferred to the Partnership.

6.                     HQP will purchase a 60% interest in the Partnership and GPCo from ACCC [i.e. steps 11 and 12 of the Deloitte step memo]. The consideration payable by HQ Énergie to ACCC will be reduced by an amount equal to the aggregate of 60% of the Lac Ste-Anne Claim and 60% of the outstanding amount under the CIBC Line of Credit.

7.                     HQP and Newco (using proceeds from the payment received pursuant to Section 2.4.1 of the Implementation Agreement) shall contribute to the Partnership, in proportion to their respective ownership interests in the Partnership, such amounts as are necessary for the Partnership to repay in full the ACCC Loan, the Lac St-Anne Claim and the amounts owed under the CIBC Line of Credit.?

8.                     The Partnership shall repay in full the CIBC Line of Credit and the CIBC Line of Credit will be terminated.

9.                     ACCC will repay to Alcoa the Alcoa Reallocation amount.

*  Alcoa's new wholly-owned subsidiary which will hold a 40% interest in the Partnership.

? For US tax purposes, it may be preferable to have a certain delay for steps 6 and 7 after closing.

10.                     HQ will pay BCFPI for the electricity purchased from BCFPI's Gatineau Mill. ACCC, BCFPI or one of the Petitioners (as defined in the order issued by the Superior Court of the Province of Quebec on April 17, 2009 pursuant to the Companies' Creditors Arrangement Act in respect of, inter alia, ACI and its subsidiaries) will repay to HQ the amount estimated by HQ of $31,246,500 (being all amounts owed by ACCC, BCFPI and their respective affiliates to HQ for electricity purchased from HQ, including the remaining amount estimated by HQ of approximately $8,500,000 owed by BCFPI and pre-petition amounts).

Post-closing, the following step will occur:

11.                     The Partnership shall repay in full the ACCC Loan to ACI and the Lac Ste-Anne Claim to HQ.

* * *

EXHIBIT B - INTERCOMPANY PAYABLES

(See document entitled "Estimated Intercompany payables as at September 3, 2009")

PROJECT URANIUM

ESTIMATED INTERCOMPANY PAYABLES AS AT SEPTEMBER 30, 2009*

FOR ILLUSTRATIVE PURPOSES ONLY

ACI
100%
Alcoa Reallocation[5]
ACCC
ACCC Electricity &
Tax Compensation – $1,173,000[4]
Alcoa
60%
40%
Gatineau
Electricity
$4,372,000[10]
ACCC Intercos
$1,000,000[1]
Alcoa Intercos -
$1,125,000[8]
ACCC Loan -
$10,000,000[2]
MPCo**
HQ Electricity -
$31,246,500[6]
Lac Ste-Anne
Claim[3]
CIBC LC[7]
HQ
CIBC

NOTES

*      Estimated by management.

**   MPCo cash balance is forecasted to be nil on September 30, 2009 and approximately $1,900,000 is expected to be drawn on CIBC Line of Credit. Past practice indicates the CIBC Line of Credit was drawn at levels of approximately $2,000,000, on average.

1       Approx. $1,000,000 owed by MPCo to ACCC for (i) expenses and management fees incurred by ACCC in connection with the management and administration of MPCo. and (ii) accrued interest on long-term debt owed by MPCo to ACCC.

2       $10,000,000 owed by MPCo to ACCC pursuant to a loan agreement dated December 18, 2003 between ACCC and MPCo.

3       HQ's position is that MPCo owes HQ an amount of approximately $3,500,000 (taking into account the amount of $839,000 owed by HQ to MPCo for adjustments to the compensation agreement following the increase of group #4) in connection with "Lac Ste-Anne". Negotiations are ongoing between HQ and MPCo and a settlement is expected before closing.

4       Approximately $600,000 owed by ACCC to MPCo for electricity purchased by ACCC from MPCo, tax compensation amounts owed of approximately $50,000 by ACCC to MPCo and an additional $90,000 owed by ACCC to MPCo for the electricity purchased by the Baie-Comeau mill of ACCC and for which MPCo is acting as intermediary. In addition, pre-filing amounts of approximately $433,000 are owed by ACCC to MPCo.

5       Represents amounts owed by ACCC to Alcoa under the Reallocation Agreement entered into between ACCC, MPCo and Alcoa for a portion of the Alcoa load which is being sold by MPCo to ACCC instead of Alcoa ($429,000 pre-filing).

6        HQ estimates that ACCC and its affiliates owe to HQ an aggregate of approximately $31,246,500 (including an amount estimated by HQ of approximately $8,500,000 by Bowater Canadian Forest Products Inc. ("BCFPI")) for electricity purchased before the CCAA filing. All amounts owed to HQ as of the closing date (including pre-filing amounts) by ACCC, BCFPI and their respective affiliates be repaid as a condition to proceeding with the purchase by HQP of a 60% interest in the Partnership.

7       MPCo has a $5,000,000 line of credit with CIBC which is currently undrawn. The CIBC Line of Credit will be terminated at closing.

8       Consists of receivables for electricity purchased by Alcoa from MPCo and tax compensation owed by Alcoa to MPCo for approximately $1,125,000.

9       HQ estimates it purchased electricity for an amount of approximately $4,372,000 from BCFPI's Gatineau Mill between March 1, 2009 and September 30, 2009.

* * *